Exhibit (d)(3)

Profire Energy, Inc.

321 South 1240 West, Suite 1

Lindon, UT 84042

September 25, 2024

CECO Environmental Corp.

14651 North Dallas Parkway, Suite 500

Dallas, TX 75254

Attention: Todd R. Gleason, Chief Executive Officer

Mr. Gleason:

In connection with a potential acquisition (the “Potential Transaction”) of Profire Energy, Inc. (the “Company”) by CECO Environmental Corp. (“CECO”) or one of its affiliates (as defined below) and in consideration for the time, effort and expenses to be undertaken by CECO in connection with the pursuit of the Potential Transaction, and for other good consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and CECO hereby agree as follows:

1.            Exclusivity. The Company agrees that for a period (the “Exclusivity Period”) commencing on the date of this letter agreement and ending at 5:00 p.m., Eastern time, on November 9, 2024, the Company and its subsidiaries and their respective directors and officers (collectively, the “Company Parties”) will not, directly or indirectly, and the Company will instruct and use its reasonable best efforts to cause each affiliate (as defined below), employee, agent, attorney, financial advisor, accountant or other representative of the Company or any of its subsidiaries (collectively, the “Company Representatives”) not to, (a) initiate, solicit, negotiate or accept any proposal or offer relating to a Company Sale (as defined below) with any Person (as defined below) other than CECO or (b) provide any non-public information in connection with a Company Sale to, or participate or engage in any discussions or negotiations regarding a Company Sale with, any Person other than (i) CECO, (ii) the Company Parties and the Company Representatives, (iii) any governmental authority to the extent required by applicable law or (iv) any other Person as may be requested by or consented to in writing by CECO. During the Exclusivity Period, the Company shall not enter into any acquisition agreement, merger agreement or similar definitive agreement with any Person (other than CECO or any of its affiliates as CECO may designate) relating to any Company Sale. The Company represents that neither it nor any of its subsidiaries is a party to or bound by any agreement of the type described in the immediately preceding sentence. The Company shall, and shall cause the other Company Parties to, and the Company will instruct and use its reasonable best efforts to cause each Company Representative to, immediately cease any existing discussions or negotiations with any Person (other than the other Company Parties, the Company Representatives and CECO) regarding a Company Sale. For purposes of this letter agreement, (A) the term “affiliate” means an “affiliate” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (B) the term “Company Sale” means the acquisition by a Person of (1) 5% or more of the equity interests of the Company or (2) 5% or more of the consolidated assets of the Company and its subsidiaries, in each case, through a merger, purchase of stock, purchase of assets, tender offer or other similar transaction, and (C) the term “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

2.            Definitive Agreement. Unless and until a mutually acceptable definitive written agreement between CECO (or any of its affiliates as CECO may designate) and the Company with respect to the Potential Transaction (the “Definitive Agreement”) has been executed and delivered by all of the parties thereto, neither party hereto shall be under any legal obligation (except as expressly set forth in this letter agreement and in any confidentiality agreement to which both CECO and the Company are parties) with respect to the Potential Transaction, including that neither party hereto shall be under any obligation to (a) continue discussions or negotiations regarding, (b) enter into any definitive written agreement with respect to, or (c) consummate, in each case, the Potential Transaction or any other transaction by virtue of this letter agreement or any other written or oral expression with respect thereto.

3.            Termination. This letter agreement will automatically terminate, and be of no further force and effect, upon the earlier of (a) the execution and delivery of the Definitive Agreement by all of the parties thereto and (b) the end of the Exclusivity Period.

4.	Miscellaneous.

(a)            This letter agreement may be executed and delivered in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This letter agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. Such delivery may be made by exchange of copies of the signature page by email transmission or other electronic means.

(b)            Each of the parties hereto agrees that no failure or delay by any party hereto in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)            This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the United States District Court for the District of Delaware located in New Castle County, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and each of the parties hereto agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by United States registered mail to the address of such party set forth in this letter agreement shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the United States District Court for the District of Delaware located in New Castle County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d)            Each of the parties hereto knowingly, voluntarily and irrevocably waives, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter agreement or the actions of any party hereto in connection with the negotiation, administration, performance or enforcement of this letter agreement.

(e)            Any assignment of this letter agreement by either party hereto without the prior written consent of the other party hereto shall be void.

(f)            If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any applicable law or public policy, all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties hereto agree that the court making such determination shall reduce such extent, duration, scope or other provision in the minimum amount necessary to make such provision enforceable and enforce it in its reduced form for all purposes contemplated by this letter agreement.

(g)            This letter agreement contains the entire agreement between the parties hereto concerning the subject matter hereof, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by both such parties.

(h)            The words “including,” “includes” or “include” in this letter agreement are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

[Remainder of page left intentionally blank. Signature pages follow.]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

PROFIRE ENERGY, INC.

By:	/s/ Ryan W. Oviatt
	Name:	Ryan W. Oviatt
	Title:	Co-Chief Executive Officer, Co-President & Chief Financial Officer

[Signature page to Exclusivity Agreement]

Accepted and agreed as of the date first written above:

CECO ENVIRONMENTAL CORP.

By:	/s/ Todd R. Gleason
	Name:	Todd R. Gleason
	Title:	Chief Executive Officer

[Signature page to Exclusivity Agreement]